Exhibit 99.(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of American Beacon Funds of our report dated May 21, 2025, relating to the financial statements and financial highlights of DoubleLine Floating Rate Fund and DoubleLine Infrastructure Income Fund, which appear in DoubleLine Funds Trust’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Questions and Answers”, “Financial Highlights”, “Representations and Warranties”, “Appendix D: Financial Highlights”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
September 26, 2025